Exhibit 99.1

Media Veteran L. Gordon Crovitz Joins Dun & Bradstreet Board of Directors

SHORT HILLS, N.J. – July 14, 2014 –Dun & Bradstreet (NYSE: DNB), the world’s leading source of commercial information and insight on businesses, today announced the appointment of L. Gordon Crovitz, former publisher of The Wall Street Journal, to the Company’s Board of Directors effective immediately. This appointment expands the Board to 10 directors, nine of whom are independent directors. Gordon will serve as a member of the Innovation and Technology Committee and the Board Affairs Committee.

“Gordon is a digital pioneer with more than two decades of experience leading media and technology companies, who has helped create groundbreaking new business in the digital media space,” said Bob Carrigan, President, Chief Executive Officer and Director, Dun & Bradstreet. “The perspective he brings to Dun & Bradstreet is extremely valuable, given our growth strategy.”

“Gordon is a proven and well-respected leader in the digital media industry, and a welcome complement to our Board,” said Christopher Coughlin, Chairman of the Board, Dun & Bradstreet. “His experience in building digital media platforms will serve us well as we work together to execute on the Company’s growth strategy.”

The former Publisher of The Wall Street Journal and Executive Vice President of Dow Jones and President of its Consumer Media Group, Crovitz has been active in digital media since the early 1990s. He led the growth of The Wall Street Journal Online to one million paying subscribers, making WSJ.com the largest paid news site on the Web. While at Dow Jones, he launched the Factiva business-search service and led the acquisition of the MarketWatch Web site, VentureOne database, Private Equity Analyst newsletter and online news services VentureWire (Silicon Valley), e-Financial News (London) and VWD (Frankfurt).

In 2009, Crovitz co-founded the Press+ software company that enables news publishers around the world to generate digital subscription revenues for their content on web sites and through tablets, e-readers and mobile devices. Press+ was acquired by RR Donnelley in 2011.

“I am honored to be joining the Dun & Bradstreet Board at such a transformational time,” said Crovitz. “I am excited to join Bob and the Board to lead the Company through the next phase of growth. I look forward to sharing my experiences and contributing to the future direction of this global industry leader.”

Crovitz is a member of the board of directors of Houghton Mifflin Harcourt, Marin Software, Star Tribune Media, Business Insider and Blurb. In addition, he is on the board of advisors of several early-stage technology companies, including Skift, Watchup and Wiser.

About Dun & Bradstreet® (D&B)

The Dun & Bradstreet Corporation is the world’s leading source of commercial data, analytics and insight on businesses. Our global commercial database contains more than 235 million business records. We transform commercial data into valuable insight which is the foundation of our global solutions that customers rely on to make critical business decisions.

D&B provides solution sets that meet a diverse set of customer needs globally. Customers use D&B Risk Management Solutions™ to mitigate credit and supplier risk, increase cash flow and drive increased profitability, and D&B Sales & Marketing Solutions™ to provide data management capabilities that provide effective and cost efficient marketing solutions to increase revenue from new and existing customers.

For more information, please visit www.dnb.com or follow @DnBUS.

Media contact:	Investor contact:
Michele Caselnova	Kathy Guinnessey
Dun & Bradstreet	Dun & Bradstreet
(973) 921-5196	(973) 921-5892
caselnovam@dnb.com	Kathy.Guinnessey@dnb.com